MERRITT & MERRITT
LAWYERS FOR GROWTH COMPANIES

H. KENNETH MERRITT, JR.
MANAGING DIRECTOR
ADMITTED IN VERMONT,
NEW YORK & NEW JERSEY
KMERRITT@MERRITT-MERRITT.COM

Via Electronic Delivery only to: Una.Hahn@nasdaq.com

February 22, 2021

Ms. Una Hahn
Listing Analyst
Listing Qualifications
NASDAQ

Re: iSun, Inc., formerly The Peck Company Holdings, Inc. (the "Company")
NASDAQ Symbol: ISUN

Dear Ms. Hahn:

As you are aware, we are counsel to the Company. On behalf of the Company, we are writing in response to your letter dated January 5, 2021 to Mr. Jeffrey Peck regarding the Company's non-compliance with NASDAQ's requirement that the Company hold an annual meeting of shareholders within twelve months of the end of the Company's fiscal year.

The Company had anticipated holding its 2020 Annual Meeting of Stockholders with respect to the year ended December 31, 2019 in spring 2020. The Company planned to hold an in-person annual meeting as it had only became a public company by merger with a shell company on June 20, 2019.

The Company is based in Vermont, and on March 30, 2020 the State of Vermont declared a State of Emergency due to the COVID pandemic which prohibited in-person gatherings. The Company hoped that the State of Emergency would be lifted in 2020, which would have permitted the Company to hold an in-person Annual Meeting in 2020. Unfortunately, the State of Emergency remains in effect, so a virtual meeting is the only alternative. The Company considered holding a virtual Annual Meeting in 2020, but deemed it

inadvisable due to the Company's planned merger with Sunworks, Inc., which would have changed the Board composition of the combined companies. The merger was abandoned only in December 2020 as Sunworks, Inc. was unable to obtain the requisite stockholder approval.

The Company has scheduled its 2020 Annual Meeting of Stockholders for May 11, 2021 at 1:00 P.M. The Company has not yet set the record date for this meeting but will be doing so shortly. The Company anticipates setting a record date of April 1, 2021. The Company will provide Notice of this Annual Meeting of Stockholders to its stockholders and will be filing a Proxy Statement with the SEC in a timely manner.

The Company has also scheduled its 2021 Annual Meeting of Stockholders for the same date as the 2020 Annual Meeting of Stockholders, beginning at 2:00 P.M. The Company will be providing Notice of the 2021 Annual Meeting of Stockholders to its stockholders and filing a Proxy Statement with SEC in a timely manner.

We sincerely hope the foregoing plan is acceptable and that you will be able to grant an exception to the Listing Rules for this matter.

Please contact the undersigned if you have any questions.

Very truly yours,

H. Kenneth Merritt, Jr.

cc: iSun, Inc. – Mr. Jeffrey Peck, via electronic mail

Sent via Electronic Delivery to: jeff@isunenergy.com; kmerritt@merritt-merritt.com

February 23, 2021

Mr. Jeffrey Peck
Chief Executive Officer
iSun, Inc.
400 Avenue D, Suite 10
Williston, Vermont 05495

Re: iSun, Inc. f/k/a The Peck Company Holdings, Inc. (the "Company")
Nasdaq Symbol: ISUN

Dear Mr. Peck:

On January 5, 2021, Staff notified the Company that it did not comply with Listing Rule 5620(a) (the "Rule"), which requires that it hold an annual meeting of shareholders within twelve months of the end of the Company's fiscal year end. Based on our review of the materials submitted on February 22, 2021(the "Submission"), Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

According to the Submission, the Company was considering an in-person annual meeting in 2020. Virtual meeting was deemed inadvisable due to the Company's planned merger with Sunworks, Inc. ("Sunworks"). However, the merger was abandoned only in December 2020 as Sunworks was unable to obtain the requisite shareholder approval. The Company anticipates holding the 2020 and 2021 annual shareholders meeting on or about May 11, 2021 and setting the record date of April 1, 2021.

Staff has determined to grant the Company an extension until May 11, 2021 to regain compliance with the Rule by holding an annual meeting of shareholders. At the annual meeting, shareholders must be afforded the opportunity to discuss Company affairs with management and, if required by the Company's governing documents, to elect directors. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to a Hearings Panel.

If you have any questions, please contact me, at + 1 301 978 8033.

Sincerely,

Una Hahn

Una Hahn
Listing Analyst
Nasdaq Listing Qualifications